Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE
MGM MIRAGE ANNOUNCES
PROPOSED PRIVATE PLACEMENT
Las Vegas, May 13, 2009 — MGM MIRAGE (NYSE: MGM) today announced that it proposes to make a private placement of $1.5 billion in aggregate principal amount of senior secured notes in two tranches due 2014 and 2017, respectively. The Company plans to use the net proceeds from the offering, together with other proceeds, to (i) repay not less than $750 million of the outstanding amount under its senior credit facility, (ii) redeem all of the 7.25% senior debentures due 2017 of Mirage Resorts, Incorporated, (iii) purchase or repay all of the Company’s 6.0% senior notes due 2009 and all of the 6.50% senior notes due 2009 of Mandalay Resort Group, tendered in pending tender offers, and (iv) for general corporate purposes.
The senior secured notes will be secured by a first priority lien on substantially all of the assets of Bellagio Hotel and Casino and The Mirage, each located in Las Vegas, Nevada, and, upon receipt of the necessary gaming approvals, a first priority pledge of the equity interests in Bellagio, LLC and The Mirage Casino-Hotel. The holders of the Company’s 13% senior secured notes due 2013 will have an equal and ratable lien in such collateral.
The notes will be general senior obligations of the Company, guaranteed by substantially all of the Company’s subsidiaries, which also guarantee the Company’s other senior indebtedness, and equal in right of payment with, or senior to, all existing or future indebtedness of the Company and each guarantor.
The notes proposed to be offered have not been registered under the Securities Act and may not be offered or sold in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act and applicable state securities laws.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any offer, solicitation or sale of any notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Company gives no assurance that the proposed offering can be completed on any terms.
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Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

Contacts:
Investment Community	News Media
DAN D’ARRIGO	ALAN M. FELDMAN
Executive Vice President &	Senior Vice President
Chief Financial Officer	Public Affairs
(702) 693-8895	(702) 650-6947
MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 •WWW.MGMMIRAGE.COM